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                                   AKORN, INC.
                                  EXHIBIT 11.1

                   COMPUTATION OF NET (LOSS)/INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                    Three Months Ended March 31,
                                                         2001             2000
                                                         ----             ----

(Loss)/Income:

  (Loss)/Income applicable to common stock            $(12,977)          $ 1,794
                                                      ========           =======

  Weighted average number of shares outstanding         19,271            18,802

Net (loss)/income per share - basic                   $  (0.67)          $  0.10

Additional shares assuming conversion
      of options and warrants                              N/A               908
                                                                             ---

Pro forma shares                                        19,271            19,710
                                                        ======           =======

Net income per share - diluted                             (A)           $  0.09
                                                                         =======


(A) Not presented where the effects of potential shares are antidilutive.



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